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                                                                    Exhibit 2.02

                 VOTING, CONSENT AND STOCK TRANSFER AGREEMENT

                                                                    May 14, 2001


Gemstar-TV Guide International, Inc.
135 North Los Robles Avenue, Suite 800
Pasadena, California 91101

          Re:  Voting, Consent and Stock Transfer Agreement

          Robert M. Worsley, Christi M. Worsley and the The Robert Merrill Worsley and Christi Marie Worsley Family Revocable Trust (such individuals and such trust being collectively referred to hereinafter as "the undersigned") are stockholders of SkyMall, Inc., a Nevada corporation (the "Company"). The undersigned understand that (1) the Company and Gemstar-TV Guide International, Inc., a Delaware corporation ("Gemstar"), have negotiated the terms of an Agreement and Plan of Merger (the "Merger Agreement"), among Gemstar, GSky Acquisition Sub, Inc., a Delaware corporation wholly owned by Gemstar ("Merger Sub"), and the Company, pursuant to which the Company would merge with and into Merger Sub, with Merger Sub being the surviving corporation (the "Merger"), and
(2) Gemstar has conditioned its willingness to enter into the Merger Agreement upon Gemstar's receipt from the undersigned of the agreements and covenants set forth in this letter. The undersigned are familiar with the Merger Agreement and the terms and conditions thereof. In order to induce Gemstar to enter into the Merger Agreement, and intending to be legally bound, each of the undersigned hereby represents and warrants to and covenants and agrees with Gemstar as follows:

          1.   Ownership.  As of the date hereof, Schedule 1 hereto sets forth
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all of the shares of capital stock of the Company owned of record or beneficially owned or held in any capacity by the undersigned or under the control of the undersigned, including shares issuable upon the exercise or conversion of options, warrants or convertible securities of the Company (the "Shares").

          2.   Voting/Consent.  If the Merger Agreement is executed and
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delivered by each of the parties thereto, and provided that the Merger Agreement has not been terminated in accordance with its terms, the undersigned will vote or cause to be voted at any stockholders meeting called for the purpose all of the Shares, eligible to so vote, in favor of the approval of the Merger
Agreement and the Merger contemplated thereby, and against any inconsistent proposals or transactions, which shall include, without limitation, (i) any other merger, consolidation, share exchange, sale of all or substantially all of the Company's assets, reorganization, recapitalization, dissolution, liquidation or winding up of the Company or (ii) any amendment of the Articles of Incorporation of the Company, which amendment would in any manner impede, frustrate, prevent or nullify the Merger contemplated by the Merger Agreement (such proposals and transactions, including those described in the immediately preceding clauses (i) and (ii), collectively, "Inconsistent Transactions"). To the extent any stockholder action with respect to the Merger Agreement is taken by written consent, the undersigned shall provide his, her or its consent, as

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applicable, or cause a consent to be provided, with respect to all of the Shares eligible to so consent, in favor of the approval of the Merger Agreement and the Merger, and shall not provide such consent, or permit a consent to be provided, with respect to the Shares to any Inconsistent Transaction.

          3.   Restriction on Transfer.  During the period from the date hereof
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and continuing until the earlier of (i) the termination of the Merger Agreement pursuant to its terms or (ii) the effective time of the Merger (the "Restricted Period"), the undersigned will not (x) sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein or agree to sell, transfer, pledge or otherwise dispose of any of the Shares or any interest therein or (y) take any other action that would in any way restrict, limit or interfere with the performance of the undersigned's obligations under this letter agreement, in each case without Gemstar's express written consent. The undersigned shall affix or cause the following legend to be affixed to any certificates representing Shares immediately following the undersigned's execution hereof:
"The shares represented by this certificate are subject to the transfer restrictions contained in the Voting Agreement, Consent and Stock Transfer Agreement dated as of ____, 2001, between the registered or beneficial holder hereof and Gemstar and may not be transferred except in compliance therewith." The undersigned shall promptly send to Gemstar evidence satisfactory to Gemstar that the undersigned has complied with the provisions of the prior sentence.

          4.   Grant of Irrevocable Proxy; Appointment of Proxy.
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               (a)  In accordance with Section 78.355 of the Nevada Revised
Statutes ("NRS") and Article II, Section 12 of the Bylaws of the Company (the "Company Bylaws"), each of the undersigned irrevocably grants to, and appoints, Henry Yuen and Elsie Leung, in their respective capacities as officers of Gemstar, any individual who hereafter shall succeed to any such office of Gemstar, and each of them individually, the undersigned's proxy and attorney-in-fact (with full power of substitution) for and in the undersigned's name, place and stead, to vote the Shares, or grant a consent or approval in respect of such Shares, in accordance with the undersigned's covenants in Section 2 hereof.

               (b) The undersigned represents that any proxies heretofore given in respect of the Shares are not irrevocable, and that all such proxies are hereby revoked. The undersigned further represents that this letter agreement does not, and, during the Restricted Period, will not, violate any voting agreement, voting trust or any other arrangement relating to the voting of the Shares.

               (c) The undersigned hereby affirms that the irrevocable proxy set forth in this Section 4 is given as an inducement to Gemstar to enter into the Merger Agreement with the Company, and that such irrevocable proxy is given to secure the undersigned's performance under this letter agreement. The undersigned hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, in accordance with Section
78.355 of the NRS and Article II, Section 12 of the Company Bylaws. The undersigned hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

          5.   Termination.  This letter agreement and the undersigned's
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obligations

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hereunder (including, without limitation, the proxy granted pursuant to Section
4 hereof) shall terminate on the earlier of (i) termination of the Merger Agreement pursuant to its terms or (ii) the effective time of the Merger.

          6.   Effective Date; Succession.  Upon Gemstar's acceptance and
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execution of this letter agreement, this letter agreement shall mutually bind and benefit Gemstar and the undersigned, any of the undersigned's heirs, successors and assigns and any of Gemstar's successors. Gemstar will not assign the benefit of this letter agreement other than to a wholly owned subsidiary of Gemstar.

          7.   Nature of Holdings; Shares.  All references herein to the
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undersigned's holdings of the Shares shall be deemed to include any Shares held or controlled by the undersigned, individually, jointly (as community property or otherwise), or in any other capacity, and shall extend to any securities issued to the undersigned in respect of the Shares.

          8.   Authority.  The undersigned, if not a natural person, represents
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and warrants that it has full power and authority to execute this letter agreement and that such letter agreement has been duly authorized by all necessary action. The undersigned, if a natural person, represents and warrants that he or she is legally competent to execute this letter agreement.

          9.   Specific Performance.  The parties hereto agree that, in light of
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the irreparable damage that would occur in the event any provision of this letter agreement were not performed in accordance with the terms hereof and the inadequacy of damages as a remedy, the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          10.  Governing Law.  This letter agreement shall be governed by and
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construed in accordance with the laws of the State of Nevada without regard to the conflicts of law rules of such State.

          11.  Jurisdiction; Service of Process.  Any suit, action or proceeding
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seeking to enforce any provision of, or based on any matter arising out of or in connection with, this letter agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Nevada or any Nevada state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party, whether within or without the jurisdiction of any such court, by registered or certified mail.

          12.  Severability.  In case any one or more of the provisions
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contained herein or in any instrument contemplated thereby, or any application thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained therein, and any other application thereof, shall not in any way be affected or impaired

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thereby.

          13.  Release.  Each of the undersigned hereby releases and discharges
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Gemstar and its successors and assigns, and its present and former employees, officers, directors, parents, subsidiaries, shareholders, affiliated corporations and agents, attorneys and other legal representatives from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, controversies, agreements, promises, variances, damages, judgments, executions, claims, demands, obligations and liabilities whatsoever, in law or in equity (including those based in negligence), which the undersigned and its successors and assigns may have against Gemstar as a result of any action taken by Gemstar pursuant to this agreement (including, without limitation, pursuant to Section 4 hereof).


                         Very truly yours,

                         _____________________________
                         ROBERT M. WORSLEY

                         _____________________________
                         CHRISTI M. WORSLEY

                         THE ROBERT MERRILL WORSLEY AND CHRISTI MARIE
                         WORSLEY FAMILY REVOCABLE TRUST, dated July 28, 1998

                         By its Trustee: _________________________
                         Name: ___________________________________

Agreed and accepted as of the date first set forth above:

Gemstar-TV Guide International, Inc.

By:_________________________________
Name:_______________________________
Title:______________________________

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